SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of report (Date of earliest event reported):

March 9, 2015

INERGETICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3338 (Commission File Number)	22-1558317 (IRS Employer Identification No.)

550 Broad Street, Suite 1212, Newark, NJ 07102

(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 604-2500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02.	Unregistered Sales of Equity Securities.

On March 9, 2015, Inergetics, Inc. (the “Company”) executed a Securities Purchase Agreement (the “Agreement”) with 31 Group, LLC (the “Investor”) pursuant to which the Company received $150,000 in gross proceeds and issued a 12% subordinated convertible promissory note to the Investor in the principal amount of $150,000 (the “Note”).

Principal and interest (at the rate of 12% per annum) is due and payable under the Note on March 9, 2016.

Principal and accrued but unpaid interest is convertible into shares of the Company’s Common Stock (the “Common Stock”) at a price (the “Conversion Price”) equal the lesser of a 38% discount from the lowest trading price in the 10 days prior or a fixed price of $.35 (subject to adjustments as provided in the Note). The Conversion Price is subject to downward adjustment upon the occurrence of a number of events as set forth in the Note, including the sale (or announcement of the sale) of shares of Common Stock or instruments exercisable or convertible into Common Stock other than “Exempt Issuances” (as defined in the Note) at an effective price per share that is lower than the then Conversion Price (a “Dilution Event”). Upon the occurrence of a Dilutive Event, the Conversion Price shall be reduced to equal the lowest price per share under the Dilution Event. If the Common Stock is chilled for deposit at DTC and/or becomes chilled at any point while the Agreement remains outstanding, an additional 8% discount will be attributed to the Conversion Price. The Company is subject to liquidated damages (as computed in the Note) if shares are not delivered in the manner and timeframe required by the Note.

As long as any amount under the Note remains outstanding, absent the approval of all of the holders of the outstanding Note, the Company is subject to certain negative covenants as set forth in the Note.

Upon the occurrence of an “Event of Default” as defined in the Note, all unpaid principal and accrued interest shall become due and payable and, depending on the type of Event of Default, the Company shall pay to the Investor in full satisfaction of the Note the “Default Sum”, two times the Default Sum or the “Parity Value” of the Default Sum. The “Default Sum” is (i) an amount equal to 150% times the sum of (w) the then outstanding principal amount of the Note plus (x) accrued and unpaid interest on the unpaid principal amount of the Note to the date of payment (the “Mandatory Prepayment Date”), (y) Default Interest (as defined in the Note) and (z) any liquidated damages. “Parity Value” means (a) the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum, treating the Trading Day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Event of Default arises as a result of such breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date, multiplied by (b) the highest Closing Price for the Common Stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”). Capitalized terms above are as defined in the Note. If the Company fails to pay the Default Sum within five business days of written notice that such amount is due and payable, then the Investor shall have the right at any time, so long as the Company remains in default, to require the Company to immediately issue, in lieu of the Default Sum, the number of shares of Common Stock equal to the Default Sum divided by the Conversion Price then in effect.

The Note provides that the Investor shall not have the right to convert any portion of the Note, to the extent that after giving effect to such conversion, it would beneficially own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. This provision may be waived by the Investor upon not less than 61 days’ prior notice to the Company.

The foregoing descriptions of the Agreement and the Note and the relevant transactions are qualified in their entirety by reference to the full text of these and the other relevant documents, copies of which are attached hereto as Exhibits and incorporated herein in their entirety by reference.

The issuance of the Note and the shares of Common Stock issuable upon conversion of the Note are exempt from registration pursuant to Rule 506(b) promulgated under the Securities Act of 1933 and Section 4(a)(2) of such Act.

Item 9.01	Financial Statements and Exhibits

d)	Exhibits

Exhibit No.	Exhibit Description

4.1	March 9, 2015 Note issued to 31 Group.
10.1	March 9, 2015 Securities Purchase Agreement with 31 Group.

Signatures

Pursuant to the requirements of the Securities Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2015

INERGETICS, INC.

By:	/s/ Michael C. James
Michael C. James
Chief Executive Officer and
Chief Financial Officer